Exhibit 5.1

YIGAL ARNON & CO.
ADVOCATES AND NOTARY

Tel Aviv     March 29, 2007

Direct Dial:	972-608-7856
Direct Fax:	972-608-7714
E-mail:	davids@arnon.co.il

Tower Semiconductor Ltd.
Ramat Gavriel Industrial Zone
Migdal Haemek
ISRAEL

Dear Sir and Madam:

        We have acted as Israeli counsel to Tower Semiconductor Ltd. (the "Company"), a corporation organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company's registration statement on Form F-3 (the "Registration Statement") relating to the registration under the United States Securities Act of 1933, as amended, of the offering for resale by certain selling stockholders of (i) up to 18,805,197 ordinary shares of the Company, par value of 1.00 NIS each (the "Shares"), and (ii) up to 28,207,796 ordinary shares issuable upon exercise of warrants (the "Warrants") by the selling stockholders (the "Warrant Shares").

        As counsel to the Company in Israel, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. Upon the basis of such examination, we advise you that in our opinion:

(i)	The Shares, when issued, were duly authorized and validly issued, fully paid and nonassessable.

(ii)	The Warrant Shares, when paid for and issued in accordance with the terms and conditions of the Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

        We are members of the Israel Bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

        We consent to the reference to this firm under the caption "Legal Matters" in the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, /s/Yigal Arnon & Co. —————————————— Yigal Arnon & Co.